EXHIBIT 99.1

[ProxyMed Logo]	For Immediate Release

Investor Relations:	Media Relations:
Gregory J. Eisenhauer, CFA	Marie Rains
EVP & Chief Financial Officer	Director of Public & Media Relations
770-806-4780	800-937-3865, ext. 207
geisenhauer@proxymed.com	mrains@proxymed.com

ProxyMed to Focus Exclusively on its Growing Healthcare-Related Businesses with
Sale of Contract Manufacturing Assets

- Assets to be Acquired by ProxyMed executive -

     Atlanta, GA, (Business Wire) June 28, 2004 – ProxyMed, Inc. (Nasdaq: PILL), a leading provider of physician healthcare transaction processing services, has entered into a definitive agreement for the sale of the assets of the contract manufacturing business (known as Key Electronics) of ProxyMed’s Lab Services Division. Key Electronics has provided circuit board assembly services for ProxyMed’s Lab Services Division in New Albany, Indiana, since 1996. Recent years have seen growth in non-healthcare-related contract manufacturing, providing a strategic driver for this transaction.

     Key Electronics’ new owner, A. Thomas Hardy, has served as the President of ProxyMed’s subsidiary company, Key Communications Service, Inc., which includes both the lab communications device and contract manufacturing businesses, since its acquisition by ProxyMed on December 31, 1998. Hardy was a co-owner of Key Communications prior to that purchase. ProxyMed’s Lab Services Division will continue to be led by Eric Arnson, Vice President and Division General Manager, and will retain all intellectual property and abilities to serve its clinical lab customers. ProxyMed Lab Services is expected to remain in the same facility with Key Electronics, thereby maintaining close proximity with a critical supplier, as Key Electronics will continue to supply components for ProxyMed’s laboratory communication devices.

     Under terms of the agreement, Hardy will acquire for cash all of the net assets of Key Electronics, estimated at between $4 and $5 million. Proceeds from the transaction are anticipated to be reinvested by ProxyMed in its healthcare-related businesses. The annual revenue of Key Electronics is approximately $10 million and the annual contribution to EBITDA before corporate overhead is budgeted at less than $200,000. There will be no significant charge to earnings incurred as a result of the transaction.

     “This transaction demonstrates the best of both worlds,” said Nancy Ham, ProxyMed’s President and Chief Operating Officer. “We are able to retain a world-class, ISO 9001:2000-certified, award-winning supplier, quite literally at arms length. This, along with the resulting $5 million cash infusion, will lay a strong foundation for our organization moving into the remainder of 2004.”

     ProxyMed will report updated guidance for 2004 to reflect this transaction when it reports second quarter earnings.

About ProxyMed, Inc.

ProxyMed is the nation’s second largest provider-based electronic healthcare transaction services company. We provide connectivity, medical cost containment services, business process outsourcing solutions and related value-added products to physicians, payers, pharmacies, medical laboratories, and other healthcare providers and suppliers. ProxyMed’s services support a broad range of both financial and clinical transactions, and we are HIPAA certified through Claredi. To facilitate these services, ProxyMed operates Phoenix™, our secure national electronic information platform, which provides physicians and other primary care providers with direct connectivity to one of the industry’s largest list of payers, the largest list of chain and independent pharmacies and the largest list of clinical laboratories.

For more information, please visit the Company’s website at www.proxymed.com.

Forward Looking Statement

ProxyMed cautions that forward-looking statements contained in this document are based on current plans and expectations, and that a number of factors could cause the actual results to differ materially from the guidance given at this time. Some of these factors are described in the Safe Harbor statement below.

Except for the historical information contained herein, the matters discussed in this document may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These statements include those concerning the potential benefits and effects, including but not limited to any expectations as to profitability, revenue growth, projected EBITDA, and other aspects of the financial performance of the combined company. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. While these statements reflect our current judgment, they are subject to risks and uncertainties. Actual results may differ significantly from projected results due to a number of factors, including, the soundness of our business strategies relative to the perceived market opportunities; ProxyMed’s ability to successfully develop, market, sell, cross-sell, install and upgrade its clinical and financial transaction services and applications to current and new physicians, payers, medical laboratories and pharmacies; the ability to compete effectively on price and support services; ProxyMed’s assessment of the healthcare industry’s need, desire and ability to become technology efficient; and ProxyMed’s ability and that of its business associates to comply with various government rules regarding healthcare and patient privacy. For further cautions about the risks of investing in ProxyMed, we refer you to the documents each company files from time to time with the Securities and Exchange Commission, particularly the Company’s Form 10-K for the year ended December 31, 2003, and the Company’s Form 10-Q for the quarter ending March 31, 2004.

In this regard, investors are cautioned that the Company will be subject to numerous risks and uncertainties, including, but not limited to, the risks inherent in acquisitions of technologies and businesses, including the integration of separate workforces, the timing and successful completion of technology and product development through production readiness, integration of such technologies and businesses into the combined company, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, and other factors.

ProxyMed does not assume any obligation to update information contained in this document, including for example guidance regarding future performance, which represents the companies’ expectations only as of the date of this release and should not be viewed as a statement about the Company’s expectations after such date. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

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